Exhibit 99.2

Atlas Crest Investment Corp. II Announces Closing of Upsized $345 Million
Initial Public Offering

New York, NY, February 8, 2021 -- Atlas Crest Investment Corp. II (NYSE: ACII.U, the "Company") announced today that it closed its upsized initial public offering of 34,500,000 units at a price to the public of $10.00 per unit, including 4,500,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. This resulted in gross proceeds for the company of $345,000,000.

The Company’s units commenced trading on February 4, 2021 on The New York Stock Exchange (the “NYSE”) under the ticker symbol "ACII.U". Each unit consists of one share of Class A common stock and one-fourth of one warrant, each whole warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on the NYSE under the symbols "ACII" and "ACII.WS," respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Cantor Fitzgerald & Co. acted as the sole book-running manager of the offering.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission on February 3, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Atlas Crest Investment Corp. II

Atlas Crest Investment Corp. II is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses. The Company is sponsored by an affiliate of Moelis & Company, a leading global financial advisor to corporate executives, boards, entrepreneurs, financial sponsors and governments. The management team is led by Ken Moelis, as Chairman, and Michael Spellacy, as Chief Executive Officer, both of whom have had careers centered around identifying, evaluating and implementing organic and inorganic transformational growth and value creation initiatives across a broad range of industries. While the Company intends to evaluate opportunities in many sectors, it believes the diverse experience and extensive relationship network of its management team, board and sponsor will drive particularly attractive investment opportunities in certain high growth sectors including media, fintech/payments, software and technology enabled services, online gaming/sports betting, healthcare and disruptive consumer.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Andrea Hurst

Atlas Crest Investment Corp. II

T: +1 347 583 9705

Andrea@atlascrestcorp.com